Exhibit 4.4

WJ COMMUNICATIONS, INC.  2001
EMPLOYEE STOCK PURCHASE PLAN

I.                                         PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of WJ Communications, Inc. and its stockholders by providing Eligible Employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.                                     ADMINISTRATION OF THE PLAN

A.                                   The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and any form of agreement or other document employed by the Corporation in the administration of the Plan in a manner consistent with the requirements of Code Section 423.  The Plan Administrator shall determine all of the relevant terms and conditions of purchase rights granted under the Plan; provided, however, that all Participants granted purchase rights shall have the same rights and privileges within the meaning of Code Section 423(b)(5).  Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

B.                                     The Plan Administrator may, consistent with the Plan and Code Section 423, establish, change or terminate such rules, guidelines, policies, procedures, limitations or adjustments as deemed advisable by the Plan Administrator, in its discretion, for the proper administration of the Plan.

III.                                 STOCK SUBJECT TO PLAN

A.                                   The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market.  The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed One Million Five Hundred Thousand (1,500,000) shares.  If any outstanding purchase right for any reason expires or is terminated or cancelled, the Common Stock allocable to the unexercised portion of that purchase right shall again be available for issuance under the Plan.

B.                                     Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in the aggregate on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.  Notwithstanding the foregoing, any fractional shares resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the purchase price be decreased to an amount less than par value; if any, of the Common Stock subject to the purchase right.

C.                                     If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation or a successor entity, or for other property (including without limitation, cash), through reorganization, merger, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, an appropriate and proportionate adjustment will be made in the maximum number and kind of shares as to which purchase rights may be granted under this Plan.  A corresponding adjustment changing the number or kind of shares allocated to purchase rights that have been granted prior to any such change will likewise be made.  Any such adjustment in the outstanding purchase rights will be made without change in the aggregate purchase price applicable to the unexercised portion of the purchase rights but with a corresponding adjustment in the price for each share or other unit of any security covered by the purchase right. Where an adjustment under this Section is made, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(h)(3) of the Code.

D.                                  The adjustments determined by the Plan Administrator pursuant to this Article shall be final, binding and conclusive.

IV.                                 OFFERING PERIODS

A.                                   Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.                                     Each offering period shall be of approximately six (6) months duration or such other duration as the Plan Administrator may determine. The initial offering period shall commence at the Effective Time and terminate on the last payroll on or before October 31, 2001.  The next offering period shall commence on the first payroll day on or after November 1, 2001 and terminate on the last payroll day on or prior to April 30, 2002.  Subsequent offering periods shall commence as designated by the Plan Administrator; provided, however, that no offering period may have a duration exceeding twenty-seven (27) months.

V.                                     ELIGIBILITY AND PARTICIPATION

A.                                   Each individual who is an Eligible Employee on the first day of any offering period under the Plan may enter that offering period on such date, provided he or she (1) remains an Eligible Employee, (2) completes the forms prescribed by the Plan Administrator, and (3) files such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

B.                                     A Participant shall automatically participate in the next offering period commencing immediately after the Purchase Date of each offering period in which the Participant participates provided that the Participant remains an Eligible Employee on the first day of the of the new offering period and has not either (a) withdrawn from the Plan pursuant to Article VII.7.(i), or (b) terminated employment with a Participating Corporation.  A Participant who may automatically participate in a subsequent offering period, as provided in this section, is not required to deliver any additional forms to the Plan Administrator for the subsequent offering period in accordance with the procedures set forth in Article V.A.  However, a Participant may deliver a new enrollment/change form for a subsequent offering period, in accordance with the procedures set forth in Article VI if the Participant desires to change any elections contained in the Participant’s then effective enrollment/change form.

C.                                     Each individual who first becomes an Eligible Employee after the first day of an offering period may not enter that offering period, but may enter the next offering period, provided he or she (1) remains an Eligible Employee, (2) completes the forms prescribed by the Plan Administrator, and (3) files such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

VI.                                 PAYROLL DEDUCTIONS

A.                                   The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Total Compensation paid to the Participant during such offering period, up to a maximum of fifteen percent (15%); provided that, the amount of Participant’s deferral may not exceed Ten Thousand Six Hundred Twenty-Five Dollars ($10,625.00) per offering period.  Except that for the initial offering period, the amount of Participant’s deferral may not exceed Seventeen Thousand Five Hundred Dollars ($17,500.00).  The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent the Participant makes a new election to change such rate.  The number of times a Participant may, during any offering period, elect to reduce or increase his or her rate of payroll deduction shall be one time during any one offering period.

B.                                     Payroll deductions shall begin on the first pay day following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period.  The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account.  The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.                                     The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date of a different offering period.

D.                                    The Participant’s payroll deductions shall cease during military leave or other approved leave of absence.

VII.                             PURCHASE RIGHTS

A.                                   GRANT OF PURCHASE RIGHT.  A Participant shall be granted a separate purchase right for each offering period in which he or she participates.  The purchase right shall be granted on the Participant’s Entry Date into the offering period and shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date of the offering period, upon the terms set forth below.  If the Plan Administrator so requests, the Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate, as determined in accordance with Code Section 423(b).

B.                                     EXERCISE OF THE PURCHASE RIGHT.  Each purchase right shall be automatically exercised on the Purchase Date of the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date.  The purchase shall be effected by applying the Participant’s payroll deductions for the offering period ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

Shares of Common Stock acquired pursuant to the exercise of purchase right may be paid only by means of payroll deductions from the Participant’s Total Compensation accumulated during an offering period for which such purchase right was granted.

C.                                     PURCHASE PRICE.  The purchase price at which each share of Common Stock may be acquired in an offering period upon the exercise of any or all outstanding purchase rights shall be established by the Plan Administrator; provided, however, that the purchase price shall not be less than to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. Unless otherwise provided by the Plan Administrator prior to the commencement of an offering period, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on the Purchase Date of an offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.                                    NUMBER OF PURCHASABLE SHARES.  The number of shares of Common Stock purchasable by a Participant on the Purchase Date of an offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the offering period ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date; provided that, the Participant may not purchase more than 25,000 shares of Common Stock.

E.                                      EXCESS PAYROLL DEDUCTIONS.  Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date.

F.                                      TERMINATION OF PURCHASE RIGHT.  The following provisions shall govern the termination of outstanding purchase rights:

(i)                                     A Participant may, at any time prior to the Purchase Date of an offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right.  Any payroll deductions collected during the offering period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date.  If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)                                  The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted.  In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

(iii)                               Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the offering period in which the purchase right so terminates shall be immediately refunded.

G.                                     CHANGE IN CONTROL.  The Board may, in its sole discretion, provide that in the event of a Change in Control one or more of the following will occur: (1) each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the offering period in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into the offering period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control (the Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control); (2) provide that all outstanding purchase rights shall terminate effective the date of any Change in Control, or such other date as the Plan Administrator may deem advisable, and all payroll deductions for the offering period in which such Change in Control occurs shall be returned to each Participant as soon as possible; (3) the surviving, continuing, successor, or purchasing corporation or parent corporation, thereof, as the case may be, may assume the Corporation’s rights and obligations under the Plan; or (4) such other alternative the Board deems advisable and which is in accordance with the Plan and Code Section 423.

H.                                    PRORATION OF PURCHASE RIGHTS.  Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.                                         ASSIGNABILITY.  The purchase right shall be exercisable only by the Participant during the Participant’s lifetime, and shall not be assignable or transferable by the Participant other than by the laws of descent and distribution.

J.                                        STOCKHOLDER RIGHTS.  A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.                         ACCRUAL LIMITATIONS

A.                                   No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.                                     For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)                                     The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date of an offering period on which such right remains outstanding.

(ii)                                  No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.                                     If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Date, then the payroll deductions which the Participant made during that offering period with respect to such purchase right shall be promptly refunded.

D.                                    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.                                EFFECTIVE DATE AND TERM OF THE PLAN

A.                                   The Plan was adopted by the Board on February 13, 2001 and shall become effective at the Effective Time, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange or the Nasdaq National Market on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.  In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial offering period hereunder shall be refunded.

B.                                     Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (ii) the date on which all purchase rights are exercised or terminate in connection with a Change in Control.  No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan, following such termination.

X.                                    AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any offering period.  However, the Board may not, without the approval of the Corporation’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify eligibility requirements for participation in the Plan.

XI.                                GENERAL PROVISIONS

A.                                   The Corporation shall pay all costs and expenses incurred in the administration of the Plan; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.                                     Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.                                     The laws of the State of Delaware shall govern the provisions of the Plan without resort to that State’s conflict-of-laws rules.

D.                                    The Corporation and each Participating Corporation shall have the right to take whatever steps the Plan Administrator deems necessary or appropriate to comply with all applicable federal, state, local, employment or other tax withholding requirements, and the Corporation’s obligations to deliver shares under this Plan shall be conditioned upon compliance with all such withholding tax requirements.  Without limiting the generality of the foregoing, the Corporation and each Participating Employer shall have the right to withhold taxes from any other compensation or other amounts which it may owe to the Participant, or to require the Participant to pay to the Corporation or the Participating Corporation the amount of any taxes which the Corporation or the Participating Corporation  may be required to withhold with respect to such shares.  In this connection, the Plan Administrator may require the Participant to notify the Plan Administrator, the Corporation, or a Participating Corporation before the Participant sells or otherwise disposes of any shares acquired under the Plan.

PLAN HISTORY

February 13, 2001	Board adopts Plan, with an initial reserve of 1,500,000 shares.

May 23, 2001	Stockholders approve the Plan.

November 1, 2001	Board approves Amendment 1

July 20, 2006	Stockholders approve Amendment 2 to increase the authorized shares for issuance from 1,500,000 shares to 2,250,000 shares

SCHEDULE A

CORPORATIONS PARTICIPATING IN
EMPLOYEE STOCK PURCHASE PLAN
AS OF THE EFFECTIVE TIME

WJ Communications Inc., a Delaware corporation

APPENDIX

The following definitions shall be in effect under the Plan:

A.                                   BOARD shall mean the Corporation’s Board of Directors.

B.                                     TOTAL COMPENSATION shall mean the (i) base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments.  Such Total Compensation shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate.  However, Total Compensation shall NOT include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established.

C.                                     CHANGE IN CONTROL shall mean the occurrence of any of the following:

(i)                                     Any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation, becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation, or of any entity resulting from a merger or consolidation involving the Corporation, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Corporation or such entity.
(ii)                                  The consummation of (x) a merger, consolidation or reorganization to which the Corporation is a party, whether or not the Corporation is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation, in one transaction or a series of related transactions, to any Person other than the Corporation, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (ii) (singly or collectively, a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (ii) if the Persons who were the stockholders of the Corporation immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the Person to whom the assets of the Corporation are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Corporation immediately before such Transaction.

D.                                    CODE shall mean the Internal Revenue Code of 1986, as amended.

E.                                      COMMON STOCK shall mean the Corporation’s common stock.

F.                                      CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G.                                     CORPORATION shall mean WJ Communications, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of WJ Communications, Inc. which shall by appropriate action adopt the Plan.

H.                                    EFFECTIVE TIME shall mean May 1, 2001.  Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

I.                                         ELIGIBLE EMPLOYEE shall mean any Employee who has completed 3 months of service with a Participating Corporation.

J.                                        EMPLOYEE shall mean a person treated as an employee of a Participating Corporation for purposes of Code Section 423.  A Participant shall be deemed to have ceased to be an Employee either upon actual termination of employment or upon a Corporate Affiliate or Affiliates employing the Participant ceasing to be a Participating Corporation.  For purposes of the Plan, an individual shall not de deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Corporation of ninety (90) days or less.  If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee under the Plan on the ninety-first (91) day of such leave unless the individuals right to reemployment with the Participating Corporation is guaranteed either by statute or by contract.  The Plan Administrator shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be, and such determination shall be final, binding and conclusive.

K.                                    ENTRY DATE shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.  The earliest Entry Date under the Plan shall be the Effective Time.

L.                                      FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)                                     If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National

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Association of Securities Dealers on the Nasdaq National Market.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii)                                  If the Common Stock is at the time listed on any Stock Exchange, then the Fair market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.                                 1933 ACT shall mean the Securities Act of 1933, as amended.

N.                                    PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

O.                                    PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.  The Participating Corporations in the Plan are listed in attached Schedule A.

P.                                      PLAN shall mean the Corporation’s 2001 Employee Stock Purchase Plan, as set forth in this document.

Q.                                    PLAN ADMINISTRATOR shall mean the Board, or a committee designated by the Board, which committee shall consist solely of two (2) or more persons who are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

R.                                     PURCHASE DATE shall mean the last day of each offering period.

S.                                      STOCK EXCHANGE shall mean either the American Stock Exchange, or the New York Stock Exchange.

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FIRST AMENDMENT TO THE WJ COMMUNICATIONS, INC.
2001 EMPLOYEE STOCK PURCHASE PLAN

WJ Communications, Inc., a Delaware corporation, hereby makes this First Amendment to the WJ Communications, Inc. 2001 Employee Stock Purchase Plan, effective as of November 1, 2001, with reference to the following facts:

A.                                 WJ Communications, Inc. maintains the WJ Communications, Inc. 2001 Employee Stock Purchase Plan (the “Plan”) for the benefit of its employees.

B.                                   By Part II of the Plan, the Plan Administrator has the authority to construe any provision of the Plan in the administration of the Plan in a manner that is consistent with Section 423 of the Internal Revenue Code of 1984, as amended.

C.                                   By Part X of the Plan, the Board of Directors of this corporation may amend the Plan at any time.

D.                                    The Board deems it to be in its best interests and in the best interests of participants in the Plan for the Plan to be amended to clarify certain terms of the Plan to reflect the Plan Administrators interpretation of such terms and the prior administration of the Plan.

E.                                    The Board wishes to delegate to its Executive Committee the authority to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of November 1, 2001, as follows:

1.                                     Section B of Part IV of the Plan is hereby amended to provide in its entirety as follows:

“B                                Each offering period shall be of approximately six (6) months duration or such other duration as the Plan Administrator may determine. The initial offering period shall commence at the Effective Time and terminate on October 31, 2001. The next offering period shall commence on November 1, 2001 and terminate on April 30, 2002. Subsequent offering periods shall commence as designated by the Plan Administrator; provided, however, that no offering period may have a duration exceeding twenty-seven (27) months.”

2.                                     The first sentence of Section B of Part VI of the Plan is hereby amended to provide as follows:

“B                                Payroll deductions shall begin on the first payroll following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the payroll ending with or immediately prior to the last day of that offering period.”

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3.                                       Section R of the Appendix is hereby amended in its entirety as follows:

“R                                PURCHASE DATE shall mean the last day of each offering period.”

4.                                       The first sentence of Part X of the Plan is amended as follows:

“ The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any offering period and the Board may, in its sole discretion, delegate its authority to amend the Plan to the Executive Committee of the Board, provided that any amendment to the Plan adopted by the Executive Committee is in compliance with Section 423 of the Code and regulations issued thereunder.”

5.                                       In all other respects, the terms and provisions of the Plan are hereby ratified and declared to be in full force and effect.

IN WITNESS WHEREOF, WJ Communications, Inc. has executed this First Amendment this day of 31 October, 2001, to be effective as of November 1, 2001.

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SECOND AMENDMENT TO
WJ COMMUNICATIONS, INC.
2001 EMPLOYEE STOCK PURCHASE PLAN

This Second Amendment to the WJ Communications, Inc. (the “Company”) 2001 Employee Stock Purchase Plan, (the “Stock Purchase Plan”), is made pursuant to Section X of the Stock Purchase Plan.

Recitals:

WHEREAS, the 2001 Employee Stock Purchase Plan was originally adopted by the Company and approved by the stockholders in 2001;

WHEREAS, the 2001 Employee Stock Purchase Plan was first amended by the board of directors on November 1, 2001 to clarify certain terms of the Stock Purchase Plan to reflect the administrators interpretation of such terms and the prior administration of the Stock Purchase Plan; to revise the offering period; to clarify the timing of payroll deductions; to define the Purchase Date as the last day of each offering period and to add provisions to delegate to the Company’s executive committee the authority to amend the Stock Purchase Plan, which modifications were not deemed necessary to submit to stockholders for approval; and

WHEREAS, the Company approved a second amendment to the Stock Purchase Plan to increase the shares available under the Stock Purchase Plan from 1,500,000 to 2,250,000;

WHEREAS, the second amendment was submitted to the stockholders at the Company’s annual meeting on July 20, 2006.

NOW THEREFORE:

The section III, titled “STOCK SUBJECT TO PLAN” of the Stock Purchase Plan is hereby amended to delete “1,500,000” and insert “2,250,000” in its place to reflect an increase in the shares reserved for use under the Stock Purchase Plan.

All other terms and conditions of the Stock Purchase Plan, as amended remain in full force and effect.

The Second Amendment to the Stock Purchase Plan was submitted to, and approved by, the Company’s stockholders in connection with the Company’s July 20, 2006 annual meeting.

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